Exhibit 99.1

News Release – July 29, 2021

CubeSmart Reports Second Quarter 2021 Results

MALVERN, PA -- (Globe Newswire) –July 29, 2021 -- CubeSmart (NYSE: CUBE) today announced its operating results for the three and six months ended June 30, 2021.

“Operating fundamentals continued to strengthen throughout the rental season resulting in an exceptional quarter,” commented President and Chief Executive Officer Christopher P. Marr. “We believe the foundational elements of consumer demand will continue to have positive implications for growth throughout the balance of this year and into 2022.”

Key Highlights for the Second Quarter

●	Reported earnings per share (“EPS”) attributable to the Company’s common shareholders of $0.24.
●	Reported funds from operations (“FFO”) per share, as adjusted, of $0.50.
●	Increased same-store (511 stores) net operating income (“NOI”) 17.6% year over year, driven by 14.0% revenue growth and a 6.6% increase in property operating expenses.
●	Same-store occupancy during the quarter averaged 95.6% and ended the quarter at 96.1%.
●	Closed on two property acquisitions for $34.1 million.
●	Opened for operation two development properties for a total cost of $48.7 million.
●	Added 45 stores to our third-party management platform during the quarter, bringing our total third-party managed store count to 718.

Financial Results

Net income attributable to the Company’s common shareholders was $48.8 million for the second quarter of 2021, compared with $38.5 million for the second quarter of 2020. EPS attributable to the Company’s common shareholders was $0.24 for the second quarter of 2021, compared with $0.20 for the same period last year.

FFO, as adjusted, was $105.4 million for the second quarter of 2021, compared with $79.9 million for the second quarter of 2020. FFO per share, as adjusted, increased 22.0% to $0.50 for the second quarter of 2021, compared with $0.41 for the same period last year.

Investment Activity

Acquisition Activity

During the quarter ended June 30, 2021, the Company acquired one wholly-owned store in Maryland for $22.1 million. In addition, the Company contributed $3.4 million to acquire a 50% ownership interest in a consolidated joint venture that acquired a store located in Minnesota for $12.0 million. Subsequent to June 30, 2021, the Company acquired two wholly-owned stores in New Jersey (1) and Pennsylvania (1) for $33.0 million. In total for the year through the date of this press release, the Company has acquired four stores, including the store in Minnesota, for $67.1 million.

Second Quarter 2021	Page 1

Development Activity

The Company has agreements with developers for the construction of Class A self-storage properties in high-barrier-to-entry locations. During the three months ended June 30, 2021, the Company opened for operation two development properties, one located in New York and one located in Pennsylvania, for a total cost of $48.7 million. In total for the year through the date of this press release, the Company has opened for operation three development properties for a total cost of $75.1 million.

As of June 30, 2021, the Company had three joint venture development properties under construction. The Company anticipates investing a total of $73.7 million related to these projects and had invested $34.1 million of that total as of June 30, 2021. These stores are located in Massachusetts, New York and Virginia. These properties are expected to open at various times between the third quarter of 2021 and the second quarter of 2022.

Unconsolidated Real Estate Venture Activity

During the second quarter of 2021, the Company’s joint venture, HVP IV, acquired five properties located in Connecticut (1) and Illinois (4) for $74.2 million. In total for the year through the date of this press release, HVP IV has acquired six properties for $92.7 million. Additionally, HVP IV has one property located in Illinois under contract for $15.9 million that is expected to close during the third quarter of 2021.

During the second quarter of 2021, the Company’s joint venture, HVP V, acquired a property located in Florida for $23.0 million. In total for the year through the date of this press release, HVP V has acquired two properties for $37.0 million. Additionally, HVP V has four properties located in New Jersey (3) and New York (1) under contract for $140.0 million. These acquisitions are expected to close in multiple tranches during the third and fourth quarters of 2021.

Third-Party Management

As of June 30, 2021, the Company’s third-party management program included 718 stores totaling 48.2 million square feet. During the three and six months ended June 30, 2021, the Company added 45 stores and 74 stores, respectively, to its third-party management platform.

Same-Store Results

The Company’s same-store portfolio at June 30, 2021 included 511 stores containing approximately 35.7 million rentable square feet, or approximately 91.5% of the aggregate rentable square feet of the Company’s 547 consolidated stores. These same-store properties represented approximately 90.6% of property NOI for the three months ended June 30, 2021.

Same-store physical occupancy as of June 30, 2021 and 2020 was 96.1% and 93.7%, respectively. Same-store revenues for the second quarter of 2021 increased 14.0% and same-store operating expenses increased 6.6% from the same quarter in 2020. Same-store NOI increased 17.6% from the second quarter of 2020 to the second quarter of 2021.

Operating Results

As of June 30, 2021, the Company’s total consolidated portfolio included 547 stores containing 39.0 million rentable square feet and had physical occupancy of 94.5%.

Second Quarter 2021	Page 2

Revenues increased $35.4 million and property operating expenses increased $8.4 million in the second quarter of 2021, as compared to the same period in 2020. Increases in revenues were primarily attributable to increased occupancy and rental rates on our same-store portfolio as well as revenues generated from property acquisitions and recently opened development properties. Increases in property operating expenses were primarily attributable to a $3.2 million increase from the stores acquired or opened in 2020 and 2021 included in our non-same store portfolio as well as increased expenses from same-store properties, primarily related to property taxes and advertising.

Interest expense on loans increased from $18.7 million during the three months ended June 30, 2020 to $19.1 million during the three months ended June 30, 2021, an increase of $0.4 million. The increase was attributable to a higher amount of outstanding debt during the 2021 period partially offset by lower interest rates. To fund a portion of the Company’s growth, the average outstanding debt balance increased $265.8 million to $2,246.5 million during the three months ended June 30, 2021 as compared to $1,980.7 million during the three months ended June 30, 2020. The weighted average effective interest rate on our outstanding debt for the three months ended June 30, 2021 and 2020 was 3.41% and 3.92%, respectively.

Financing Activity

During the three months ended June 30, 2021, the Company sold 1.0 million common shares of beneficial interest through its at-the-market (“ATM”) equity program at an average sales price of $41.02 per share, resulting in net proceeds of $42.4 million, after deducting offering costs. As of June 30, 2021, the Company had 7.0 million shares available for issuance under the existing equity distribution agreements.

Quarterly Dividend

On May 12, 2021, the Company declared a dividend of $0.34 per common share. The dividend was paid on July 15, 2021 to common shareholders of record on July 1, 2021.

2021 Financial Outlook

“Strong demand trends through the spring and summer months have improved our outlook for the year, reflected in increased guidance ranges for both same-store and FFO per share metrics,” commented Chief Financial Officer Tim Martin. “We continue to find attractive ways to grow the portfolio, investing in high quality stores both on balance sheet and with joint venture partners.”

The Company estimates that its fully diluted earnings per share for the year will be between $0.93 and $0.97 (previously $0.75 to $0.81), and that its fully diluted FFO per share, as adjusted, for 2021 will be between $1.99 and $2.03 (previously $1.80 to $1.86). Changes to the underlying assumptions for 2021 guidance are detailed in the table below. Due to uncertainty related to the timing and terms of transactions, the impact of any potential future speculative investment activity is excluded from guidance. For 2021, the same-store pool consists of 511 properties totaling 35.7 million square feet.

Second Quarter 2021	Page 3

	Current Ranges for
2021 Full Year Guidance Range Summary	Annual Assumptions			Prior Guidance(1)
Same-store revenue growth	10.25%	to	11.25%	4.75%	to	5.75%
Same-store expense growth	4.00%	to	5.00%	4.00%	to	5.00%
Same-store NOI growth	13.00%	to	14.00%	5.25%	to	6.25%

Acquisition of consolidated operating properties	$150.0M	to	$250.0M	$100.0M	to	$200.0M
Acquisition of properties at C/O	$0.0M		$0.0M	$0.0M		$0.0M
New development openings	$96.1M	to	$96.1M	$88.9M	to	$88.9M
Dispositions	$0.0M	to	$50.0M	$0.0M	to	$50.0M
Dilution from properties in lease-up	$(0.05)	to	$(0.06)	$(0.05)	to	$(0.06)

Property management fee income	$29.5M	to	$31.5M	$27.5M	to	$29.5M
General and administrative expenses	$45.0M	to	$46.0M	$45.0M	to	$46.0M
Interest and loan amortization expense	$80.0M	to	$82.0M	$80.0M	to	$82.0M
Full year weighted average shares and units	209.9M		209.9M	208.7M		208.7M

Earnings per diluted share allocated to common shareholders	$0.93	to	$0.97	$0.75	to	$0.81
Plus: real estate depreciation and amortization	$1.06		$1.06	$1.05		$1.05
FFO per diluted share, as adjusted	$1.99	to	$2.03	$1.80	to	$1.86

(1)	Prior guidance as included in our first quarter earnings release dated April 29, 2021.

3rd Quarter 2021 Guidance	Range or Value
Earnings per diluted share allocated to common shareholders	$0.24	to	$0.26
Plus: real estate depreciation and amortization	0.27		0.27
FFO per diluted share, as adjusted	$0.51	to	$0.53

Conference Call

Management will host a conference call at 11:00 a.m. ET on Friday, July 30, 2021 to discuss financial results for the three and six months ended June 30, 2021.

A live webcast of the conference call will be available online from the investor relations page of the Company's corporate website at www.cubesmart.com. Telephone participants may avoid any delays in joining the conference call by pre-registering for the call using the following link to receive a special dial-in number and PIN: https://dpregister.com/sreg/10158154/ea72bcede6.

Telephone participants who are unable to pre-register for the conference call may join on the day of the call using 1-877-506-3281 for domestic callers, +1-412-902-6677 for international callers, and 1-855-669-9657 for callers in Canada. After the live webcast, the call will remain available on CubeSmart's website for 15 days. In addition, a telephonic replay of the call will be available through August 13, 2021. The replay numbers are 1-877-344-7529 for domestic callers, +1-412-317-0088 for international callers and 1-855-669-9658 for callers in Canada. For callers accessing a telephonic replay, the conference number is 10158154.

Second Quarter 2021	Page 4

Supplemental operating and financial data as of June 30, 2021 is available on the Company’s corporate website under Investor Relations - Financial Information - Financial Reports.

About CubeSmart

CubeSmart is a self-administered and self-managed real estate investment trust. The Company's self-storage properties are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers. According to the 2021 Self-Storage Almanac, CubeSmart is one of the top three owners and operators of self-storage properties in the United States.

Non-GAAP Financial Measures

Funds from operations (“FFO”) is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance. The April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts (the “White Paper”), as amended, defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate and related impairment charges, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

Management uses FFO as a key performance indicator in evaluating the operations of the Company's stores. Given the nature of its business as a real estate owner and operator, the Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States. The Company believes that FFO is useful to management and investors as a starting point in measuring its operational performance because FFO excludes various items included in net income that do not relate to or are not indicative of its operating performance such as gains (or losses) from sales of real estate, gains from remeasurement of investments in real estate ventures, impairments of depreciable assets, and depreciation, which can make periodic and peer analyses of operating performance more difficult. The Company’s computation of FFO may not be comparable to FFO reported by other REITs or real estate companies.

FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company’s performance. FFO does not represent cash generated from operating activities determined in accordance with GAAP and is not a measure of liquidity or an indicator of the Company’s ability to make cash distributions. The Company believes that to further understand its performance, FFO should be compared with its reported net income and considered in addition to cash flows computed in accordance with GAAP, as presented in its Consolidated Financial Statements.

FFO, as adjusted represents FFO as defined above, excluding the effects of acquisition related costs, gains or losses from early extinguishment of debt, and other non-recurring items, which the Company believes are not indicative of the Company’s operating results.

The Company defines net operating income, which it refers to as “NOI,” as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income (loss): interest expense on loans, loan procurement amortization expense, loss on early extinguishment of debt, acquisition related costs, equity in losses of real estate ventures, other expense, depreciation and amortization expense, general and administrative expense, and deducting from net income (loss): equity in earnings of real estate ventures, gains from sale of real estate, net, other income, gains from remeasurement of investments in real estate ventures and interest income. NOI is not a measure of performance calculated in accordance with GAAP.

Second Quarter 2021	Page 5

Management uses NOI as a measure of operating performance at each of its stores, and for all of its stores in the aggregate. NOI should not be considered as a substitute for net income, cash flows provided by operating, investing and financing activities, or other income statement or cash flow statement data prepared in accordance with GAAP. The Company believes NOI is useful to investors in evaluating operating performance because it is one of the primary measures used by management and store managers to evaluate the economic productivity of the Company’s stores, including the ability to lease stores, increase pricing and occupancy, and control property operating expenses. Additionally, NOI helps the Company’s investors meaningfully compare the results of its operating performance from period to period by removing the impact of its capital structure (primarily interest expense on outstanding indebtedness) and depreciation of the basis in its assets from operating results.

Forward-Looking Statements

This presentation, together with other statements and information publicly disseminated by CubeSmart (“we,” “us,” “our” or the “Company”), contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” Forward-looking statements include statements concerning the Company’s plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “expects,” “estimates,” “may,” “will,” “should,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology, or by discussions of strategy. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Although we believe the expectations reflected in these forward-looking statements are based on reasonable assumptions, future events and actual results, performance, transactions or achievements, financial and otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements. As a result, you should not rely on or construe any forward-looking statements in this presentation, or which management or persons acting on their behalf may make orally or in writing from time to time, as predictions of future events or as guarantees of future performance. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this presentation or as of the dates otherwise indicated in such forward-looking statements. All of our forward-looking statements, including those in this presentation, are qualified in their entirety by this statement.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this presentation. Any forward-looking statements should be considered in light of the risks and uncertainties referred to in Item 1A. “Risk Factors” in our Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission (“SEC”).

These risks include, but are not limited to, the following:

●	adverse changes in the national and local economic, business, real estate and other market conditions;

●	the effect of competition from existing and new self-storage properties and operators on our ability to maintain or raise occupancy and rental rates;

●	the failure to execute our business plan;

Second Quarter 2021	Page 6

●	adverse impacts from the COVID-19 pandemic, other pandemics, quarantines and stay at home orders, including the impact on our ability to operate our self-storage properties, the demand for self-storage, rental rates and fees and rent collection levels;

●	reduced availability and increased costs of external sources of capital;

●	financing risks, including the risk of over-leverage and the corresponding risk of default on our mortgage and other debt and potential inability to refinance existing or future indebtedness;

●	increases in interest rates and operating costs;

●	counterparty non-performance related to the use of derivative financial instruments;

●	risks related to our ability to maintain our qualification as a real estate investment trust (“REIT”) for federal income tax purposes;

●	the failure of acquisitions and developments to close on expected terms, or at all, or to perform as expected;

●	increases in taxes, fees and assessments from state and local jurisdictions;

●	the failure of our joint venture partners to fulfill their obligations to us or their pursuit of actions that are inconsistent with our objectives;

●	reductions in asset valuations and related impairment charges;

●	cyber security breaches, cyber or ransomware attacks or a failure of our networks, systems or technology, which could adversely impact our business, customer and employee relationships;

●	changes in real estate, zoning, use and occupancy laws or regulations;

●	risks related to or a consequence of natural disasters or acts of violence, pandemics, active shooters, terrorism, insurrection or war that affect the markets in which we operate;

●	potential environmental and other liabilities;

●	governmental, administrative and executive orders and laws, which could adversely impact our business operations, customer and employee relationships;

●	uninsured or uninsurable losses and the ability to obtain insurance coverage or recovery from insurance against risks and losses;

●	our ability to attract and retain talent in the current labor market;

●	other factors affecting the real estate industry generally or the self-storage industry in particular; and

●	other risks identified in Item 1A of our Annual Report on Form 10-K and, from time to time, in other reports that we file with the SEC or in other documents that we publicly disseminate.

Second Quarter 2021	Page 7

Given these uncertainties, we caution readers not to place undue reliance on forward-looking statements. We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise except as may be required in securities laws.

Contact:

CubeSmart

Josh Schutzer

Vice President, Finance

(610) 535-5700

Second Quarter 2021	Page 8

CUBESMART AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	June 30,	December 31,
	2021	2020
	(unaudited)

ASSETS
Storage properties	$5,536,376	$5,489,754
Less: Accumulated depreciation	(1,026,337)	(983,940)
Storage properties, net (including VIE assets of $132,927 and $119,345, respectively)	4,510,039	4,505,814
Cash and cash equivalents	3,989	3,592
Restricted cash	2,238	2,637
Loan procurement costs, net of amortization	2,836	3,275
Investment in real estate ventures, at equity	97,301	92,071
Other assets, net	154,829	170,753
Total assets	$4,771,232	$4,778,142

LIABILITIES AND EQUITY
Unsecured senior notes, net	$2,031,626	$2,030,372
Revolving credit facility	24,600	117,800
Mortgage loans and notes payable, net	170,025	216,504
Lease liabilities - finance leases	65,798	65,599
Accounts payable, accrued expenses and other liabilities	176,854	159,140
Distributions payable	71,277	68,301
Deferred revenue	32,519	29,087
Security deposits	1,083	1,077
Total liabilities	2,573,782	2,687,880

Noncontrolling interests in the Operating Partnership	337,417	249,414

Commitments and contingencies

Equity
Common shares $.01 par value, 400,000,000 shares authorized, 201,768,903 and 197,405,989 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	2,018	1,974
Additional paid-in capital	2,961,696	2,805,673
Accumulated other comprehensive loss	(594)	(632)
Accumulated deficit	(1,116,596)	(974,799)
Total CubeSmart shareholders’ equity	1,846,524	1,832,216
Noncontrolling interests in subsidiaries	13,509	8,632
Total equity	1,860,033	1,840,848
Total liabilities and equity	$4,771,232	$4,778,142

Second Quarter 2021	Page 9

CUBESMART AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

REVENUES
Rental income	$170,359	$140,484	$332,835	$281,469
Other property related income	21,218	16,522	40,522	33,424
Property management fee income	7,670	6,792	14,731	12,986
Total revenues	199,247	163,798	388,088	327,879
OPERATING EXPENSES
Property operating expenses	63,751	55,345	124,979	111,085
Depreciation and amortization	54,139	39,893	107,949	80,731
General and administrative	11,560	9,543	22,476	19,908
Total operating expenses	129,450	104,781	255,404	211,724
OTHER (EXPENSE) INCOME
Interest:
Interest expense on loans	(19,112)	(18,702)	(38,346)	(37,383)
Loan procurement amortization expense	(1,012)	(753)	(2,047)	(1,507)
Equity in earnings (losses) of real estate ventures	316	(174)	336	(179)
Other	377	(456)	1,054	163
Total other expense	(19,431)	(20,085)	(39,003)	(38,906)
NET INCOME	50,366	38,932	93,681	77,249
NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS
Noncontrolling interests in the Operating Partnership	(1,768)	(389)	(3,317)	(772)
Noncontrolling interest in subsidiaries	154	(38)	120	(76)
NET INCOME ATTRIBUTABLE TO THE COMPANY’S COMMON SHAREHOLDERS	$48,752	$38,505	$90,484	$76,401

Basic earnings per share attributable to common shareholders	$0.24	$0.20	$0.45	$0.39
Diluted earnings per share attributable to common shareholders	$0.24	$0.20	$0.45	$0.39

Weighted average basic shares outstanding	201,414	193,629	200,293	193,605
Weighted average diluted shares outstanding	202,809	194,192	201,527	194,231

Second Quarter 2021	Page 10

Same-Store Facility Results (511 stores)

(in thousands, except percentage and per square foot data)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		Percent	June 30,		Percent
	2021	2020	Change	2021	2020	Change

REVENUES
Rental income	$154,254	$135,992	13.4%	$301,576	$273,406	10.3%
Other property related income (1)	6,938	5,402	28.4%	12,923	11,688	10.6%
Total revenues	161,192	141,394	14.0%	314,499	285,094	10.3%

OPERATING EXPENSES
Property taxes (2)	18,571	17,857	4.0%	37,397	36,016	3.8%
Personnel expense	11,787	11,888	(0.8)%	23,605	24,547	(3.8)%
Advertising	5,440	4,225	28.8%	7,826	6,539	19.7%
Repair and maintenance	1,887	1,500	25.8%	3,497	3,090	13.2%
Utilities	3,829	3,919	(2.3)%	8,523	8,593	(0.8)%
Property insurance	1,571	1,277	23.0%	3,024	2,381	27.0%
Other expenses	6,375	5,750	10.9%	13,367	12,074	10.7%

Total operating expenses	49,460	46,416	6.6%	97,239	93,240	4.3%

Net operating income (3)	$111,732	$94,978	17.6%	$217,260	$191,854	13.2%

Gross margin	69.3%	67.2%		69.1%	67.3%

Period end occupancy	96.1%	93.7%		96.1%	93.7%

Period average occupancy	95.6%	92.6%		94.7%	91.8%

Total rentable square feet	35,693			35,693

Realized annual rent per occupied square foot (4)	$18.08	$16.46	9.8%	$17.84	$16.69	6.9%

Reconciliation of Same-Store Net Operating Income to Operating Income

Same-store net operating income (3)	$111,732	$94,978		$217,260	$191,854
Non same-store net operating income (3)	11,609	2,749		22,457	4,776
Indirect property overhead (1) (5)	12,155	10,726		23,392	20,164
Depreciation and amortization	(54,139)	(39,893)		(107,949)	(80,731)
General and administrative expense	(11,560)	(9,543)		(22,476)	(19,908)
Interest expense on loans	(19,112)	(18,702)		(38,346)	(37,383)
Loan procurement amortization expense	(1,012)	(753)		(2,047)	(1,507)
Equity in earnings (losses) of real estate ventures	316	(174)		336	(179)
Other	377	(456)		1,054	163

Net income	$50,366	$38,932		$93,681	$77,249

(1)	Protection plan revenue, which prior to 2021 had been included in our same-store and non same-store portfolio results, is now recorded in indirect property overhead. Prior periods have been adjusted for comparability.
(2)	For comparability purposes, current year amounts related to the expiration of certain real estate tax abatements have been excluded from the same-store portfolio results ($60k and $120k for the three and six months ended June 30, 2021, respectively).
(3)	Net operating income (“NOI”) is a non-GAAP (generally accepted accounting principles) financial measure. The above table reconciles same-store NOI to GAAP Net income.
(4)	Realized annual rent per occupied square foot is computed by dividing rental income by the weighted average occupied square feet for the period.
(5)	Includes property management income earned in conjunction with managed properties.

Second Quarter 2021	Page 11

Non-GAAP Measure – Computation of Funds From Operations

(in thousands, except percentage and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Net income attributable to the Company's common shareholders	$48,752	$38,505	$90,484	$76,401

Add:
Real estate depreciation and amortization:
Real property	52,747	39,021	105,599	79,029
Company's share of unconsolidated real estate ventures	2,014	1,953	3,887	3,662
Noncontrolling interests in the Operating Partnership	1,768	389	3,317	772

FFO attributable to common shareholders and OP unitholders	$105,281	$79,868	$203,287	$159,864

Add:
Loss on early repayment of debt (1)	133	—	556	—

FFO, as adjusted, attributable to common shareholders and OP unitholders	$105,414	$79,868	$203,843	$159,864

Earnings per share attributable to common shareholders - basic	$0.24	$0.20	$0.45	$0.39
Earnings per share attributable to common shareholders - diluted	$0.24	$0.20	$0.45	$0.39
FFO per share and unit - fully diluted	$0.50	$0.41	$0.97	$0.81
FFO, as adjusted per share and unit - fully diluted	$0.50	$0.41	$0.98	$0.81

Weighted average basic shares outstanding	201,414	193,629	200,293	193,605
Weighted average diluted shares outstanding	202,809	194,192	201,527	194,231
Weighted average diluted shares and units outstanding	210,137	196,141	208,882	196,192

Dividend per common share and unit	$0.34	$0.33	$0.68	$0.66
Payout ratio of FFO, as adjusted	68.0%	80.5%	69.4%	81.5%

(1)	For the three and six months ended June 30, 2021, loss on early repayment of debt relates to costs that are included in the Company's share of equity in earnings (losses) of real estate ventures.

Second Quarter 2021	Page 12